UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2012

 WORLD HEART CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-28882	52-2247240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Wiley Post Way, Suite 120, Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip Code)

(801) 355-6255

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 29, 2012, World Heart Corporation (the “Company”) entered into an Agreement and Plan of Merger and Reorganization, or Merger Agreement, with Heartware International Inc., or Heartware, which sets forth the terms and conditions of the proposed merger of WorldHeart and Heartware.  Under the terms and subject to the conditions set forth in the Merger Agreement, Heartware will either issue, and stockholders of WorldHeart will receive, shares of Heartware common stock or cash, at Heartware’s election, that will approximate $8.0 million at closing. Pursuant to the Merger Agreement, WorldHeart will merge with and become a subsidiary of Heartware. The Company currently plans to complete the proposed merger during the second quarter of 2012.  However, the Company can neither assure you that the merger will be completed nor can it predict the exact timing of the completion of the merger because it is subject to governmental and regulatory review processes and other conditions, many of which are beyond the Company’s control. The merger is intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the US Tax Code. The merger is subject to customary closing conditions, including approval by our stockholders.

Item 9.01. Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit 99.1	Press Release dated March 29, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 29, 2012

WORLD HEART CORPORATION

	By:	/s/ Morgan R. Brown
	Name:	Morgan R. Brown
	Title:	Executive Vice President and Chief Financial Officer